EXHIBIT 12

Tel: (949) 379-2600 Fax: (949) 379-2610	90 Discovery Irvine, California 92618 www.geracilawfirm.com	Anthony F. Geraci* Christina L. Geraci Paul Sievers Gregory M. Lee Sabine Wromar Amy E. Martinez Dennis R. Baranowski Nema Daghbandan Jaspreet Kaur Melissa Martorella Melissa L. Lucar Kevin S. Kim Jenny Park Alexa Stephenson Bryan P. Redington * Admitted in Arizona &New Jersey

February 6, 2024

PFG Fund V, LLC 10200 W. 44th Avenue, Suite 220 Wheat Ridge, CO 80033

Re:	Opinion of Counsel Securities Qualified Under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to PFG Fund V, LLC, a Colorado limited liability company (the “Company”) in connection with its preparation and filing with the Securities and Exchange Commission of an Offering Statement via Form 1-A (as mended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by the Company of up to $50,000,000 of the Company’s promissory notes (“Promissory Notes”).

In rendering the opinion set forth below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based on the foregoing, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Circular, the Promissory Notes will be validly issued and fully paid, and holders of the Promissory Notes will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Promissory Notes.

Our opinion set forth herein is limited to the limited liability company law of the State of Idaho and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

February 6, 2024 Page 2

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Promissory Notes. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Please feel free to contact me if you have any questions at the above contact information.

Very truly yours,

GERACI LAW FIRM

/s/ Geraci Law Firm

Geraci Law Firm